Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form SB-2 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 18, 2005 on our audits of the consolidated financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2004 and 2003, and for the years then ended, and for the period from August 6, 2001 (date of inception) to December 31, 2004. We also consent to the reference to our firm under the caption "Experts."

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 19, 2005